Exhibit 17.1

September 16, 2015

VIA EMAIL

Board of Directors

Abakan,  Inc.

2665 S. Bayshore Drive, Suite 450

Coconut Grove, FL 33133

Dear Abakan Board:

I  resign  from  the  Board  of  Directors  (the  “Board”)  effective  immediately.  While  I  am  certainly  resigning for “good reason”, since I am not providing 60 days’ notice I hereby waive any claim on unexercised stock options as well as several thousands of dollars in unpaid travel expenses.

I have  struggled  to  perform  my  responsibilities’  as  a  director  these  past  six  months  due  to  the  unrelenting harassment from  Robert Miller,  the  Abakan CEO  (“Miller”).  I have  witnessed  the dramatic  destruction of shareholder  and  enterprise  value  by  Miller.  Once  again  I urge  the  Board  to  remove  Miller  immediately  to salvage any remaining enterprise value.

You have all witnessed the Miller incompetence and harassment culminating yesterday in the release of the

10K with inadequate disclosures and  in violation of  internal control policies.  I informed  the Board several times that, as Head of the Audit Committee, I needed to be included during the audit review process. I also shared these concerns with Abakan’s new auditor, Allen Waddle of Maloney & Novotney (the “Auditor”).

Instead,  I  received  an  email  33  minutes  ahead  of  a  Board  meeting  yesterday  to  approve  the  10K,  with  a draft attached  (to clarify I had never been shown a draft 10K or any other supporting or interim documents or work product despite repeated requests). Since I was in a meeting,  I did not receive this email until after

11:30AM,  I was  unable  to  participate  in  the  call  but  still  quickly  glanced  at  the  document  and  noticed  the

Board and Auditor of (a) inadequate disclosures contained in the 10K and (b) that the Audit Committee had no  time  to  perform  an  adequate  review.  I  have  attached  the  Abakan  Audit  Committee  Charter  that  was flagrantly ignored by the Board and outside Auditors.

I  refer  each  of  you  to  section  9  of  the  Abakan  By  Laws  (I  have  attached  this  document  for  your  review  –

please  also  note  the  requirements  on  Annual  Meetings  which  I  believe  this  Board  views  as  a  mere suggestion rather than a requirement since no  meeting has been held  since  I have been a Director),  calling for  24  hours  notice  before  a  Board  Meeting.  Let’s  review  the  advance  notice  I  have  received  on  the  past four Board Meetings:

Meeting Scheduled

Notice Sent

Notice Provided

9/15/15, 11:30AM

9/15/15, 10:57AM

33 minutes

8/10/15, 9AM

8/9/15, 5:05PM

16 hours (overnight)

7/22/15, 5PM

7/22/15, 9:53AM

7 hours

7/7/15, 9AM

7/6/15, 9:56PM

11 hours (overnight)

In addition to receiving deficient notice of Board meetings, I was not provided with appropriate underlying materials to  review.  In fact,  on  the  July 7th Board  call,  Miller told  me to  “get a lawyer”  if  I wanted  him  to turn over copies of  the new convertible debt documents that he  had  negotiated.  Perhaps because the terms

were so    outrageous,  he did  not want them  to  see the light of  day (Footnote 18  to  the 10K  filed  yesterday discloses  interest  rates  “up  to  44%”  and  conversion  at  “between  60%  to  100%  of  the  lowest  trading  price for 20 prior trading days”.

It  was  only  after  the  July  7th  Board  meeting  (approving  the  Abakan-Powdermet  exchange)  that  Andrew

Sherman  sent  me  the  valuation  for  Powdermet.  The  Board  was  asked  to  vote  on  this  complex  transaction involving a Company insider without the benefit of this key document or a Fairness Opinion.

On  June  25th  Sonoro  Invest  S.A.  (“Sonoro”)  sent  the  Board  a  detailed  letter  demanding  the  Board  take action  to  remedy  breaches  of  fiduciary  duties  and  violations  of  law  by  Abakan  officers  and  directors.  On

July 22nd Ryan Owen was appointed the head  of an independent committee to investigate these allegations

(even  though  Mr.  Owen  is  a  paid  consultant  to  Abakan)  and  an  attorney  was  hired.  Shortly  thereafter  the attorney resigned for non-payment.

I  encourage  you  all  to  re-read  the  Abakan  Code  of  Business  Conduct  &  Ethics  that  I  have  attached.  I attended  all  Board  meetings  overlapping  2.5  years  of  Jeff  Webb’s  directorship  and  never  heard  his  voice nor  saw  his  face.  He  was  indicted  in  May  2015  by  the  DOJ  in  the  FIFA  scandal.  Costas  Takkas  (whom

Miller represented to be his “best friend”) served as the Company CFO from February 7, 2014 through May

29, 2015. He is also under indictment by the DOJ in the FIFA scandal. With an indicted CFO having served during fiscal year 2015, the Company still refused to allow the Audit Committee to perform its job.

Regrettably,

/s/ Raymond Tellini

Raymond Tellini